PRESS RELEASE

Finjan to Present at the Rodman & Renshaw 17th Annual Global Investment Conference

E. PALO ALTO, CA – 08/18/15—Finjan Holdings, Inc., (NASDAQ: FNJN) a cybersecurity company, today announced that the Company will be presenting at the Rodman & Renshaw 17th Annual Global Investment Conference taking place from September 8-10, 2015 at the St. Regis Hotel in New York, New York.

Phil Hartstein, President and CEO, and Michael Noonan, CFO, are scheduled to present on Wednesday, September 9th at 10:00 a.m. ET in the Fontainebleau Foyer II on the second floor. Management will be available for one-on-one meetings with attendees on September 9th and 10th. Investors are encouraged to contact their Rodman & Renshaw representative or Alan Sheinwald of Capital Markets Group to request a meeting with management at the conference.

A live webcast will be available at http://wsw.com/webcast/rrshq25/fnjn. Additionally, the investor presentation will be made available for download at ir.finjan.com on the day of the Company's presentation.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Facebook: facebook.com/FinjanHoldings

Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
Vanessa Winter | Finjan
(650) 282-3245 | investors@finjan.com